Exhibit 8.1

December 20, 2024

Canada

c/o Department of Finance

13th Floor, 90 Elgin Street

Ottawa, Ontario

Canada K1A OG5

Re: Canada Registration Statement under Schedule B

Ladies and Gentlemen:

We have acted as special United States counsel to Canada in connection with its filing of a registration statement with the Securities and Exchange Commission under Schedule B of the Securities Act of 1933, as amended and the Prospectus included therein (the “Registration Statement”).

In rendering the opinion expressed below, we have reviewed the Registration Statement and have examined such records, representations, documents, certificates or other instruments as we have deemed necessary or appropriate to enable us to render the opinion expressed below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the original documents of all document submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. We have relied upon representations and certifications as to factual matters by officers and representatives of Canada and other appropriate persons and statements contained in the Registration Statement. In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, the legislative history thereof, Treasury regulations promulgated thereunder, and judicial and administrative pronouncements, in each case as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. Such change could affect any of the conclusions set forth herein. Moreover, our opinions are not binding on the IRS or a court and there can be no assurance that any opinion expressed herein will be accepted by the IRS or, if challenged, by a court.

Based upon the foregoing, although the discussion in the Registration Statement under the heading “Tax Matters—Material U.S. Federal Income Tax Considerations” does not purport to discuss all possible U.S. federal income tax consequences of the purchase, ownership and disposition of Canada’s debt securities, we hereby confirm that the statements of law (including the qualifications thereto) under such heading represent our opinion of the material U.S. federal income tax consequences of the purchase, ownership and disposition of Canada’s debt securities, subject to certain assumptions expressly described in the Registration Statement under such heading.

We express no opinion, except as expressly set forth above. The foregoing opinion is limited to matters involving the federal laws of the United States of America, and we do not express any opinion as to the laws of any other jurisdiction. We disclaim any undertaking to advise Canada of any subsequent changes in the facts stated or assumed herein or subsequent changes in applicable law. Any changes in the facts set forth or assumed herein may affect the conclusions stated herein.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied on for any other purpose. We disclaim any obligation to update anything herein for events occurring after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Milbank LLP